Exhibit 2

CAPITAL & ASSET QUALITY UPDATE (PILLAR 3) FOR JUNE 2014 This document should be read in conjunction with Westpac’s Pillar 3 Report for June 2014, incorporating the requirements of APS330 All comparisons in this document refer to 30 June 2014 compared to 31 March 2014 unless otherwise stated 20 AUGUST 2014 Westpac Banking Corporation ABN 33 007 457 141

Improved growth while maintaining balance sheet strength[1]

- Strong capital position maintained with common equity tier 1 (CET1) ratio of 8.3%
- Normal seasonal pattern sees lower CET1 ratio from March 2014 due to 1H14 interim dividend payment and no shares issued to satisfy the dividend reinvestment plan (DRP)
- 3% risk weighted asset (RWA) growth, with the rise due to an increase in Credit RWA
  - Grew mortgages at system
  - Strong lift in institutional exposures, mostly infrastructure and corporate ($6.3bn) of which most are off-balance sheet commitments
  - Outside of institutional, total business and small business RWA up $0.5bn
  - $1.1bn uplift in RWA from mark-to-market related credit risk
- Asset quality strong and continues to improve
  - Stressed assets 7bps lower with declines across all categories
  - Consumer delinquencies little changed
  - Individually assessed provision cover remains strong at 47%

Key metrics (%)	Dec-13	Mar-14	Jun-14
Common equity tier 1 capital ratio	8.3	8.8	**8.3**
Total regulatory capital ratio	11.3	12.1	**11.7**
Risk weighted assets ($bn)	320.9	322.5	**331.4**
Common equity tier 1 capital ratio (BCBS[2])	10.6	11.3	**10.6**
Stressed assets to total committed exposures	1.60	1.37	**1.30**
Impaired assets to gross loans	0.58	0.51	**0.47**

1 All capital ratios and risk weighted assets disclosed in this presentation are calculated on a Westpac Level 2 consolidated basis (see Westpac's Pillar 3 Report June 2014 for more detail). 2 BCBS is Basel Committee on Banking Supervision.

Westpac Group Capital & Asset Quality Update (Pillar 3) June 2014 | August 2014 2 Westpac GROUP

Balancing capital strength and growth

- Common equity tier 1 capital ratio was lower compared to March 2014, consistent with quarterly pattern
  - Payment of the interim ordinary dividend reduced CET1 ratio by 84bps, with no need for DRP issuance
  - Strong RWA growth, particularly in institutional exposures
  - Partly offset by quarterly earnings
- Additional Tier 1 capital higher from the issue of Westpac Capital Notes II. This was partly offset by the redemption of some Westpac Stapled Preference Shares II (SPS II). SPS II remaining on issue are expected to be bought back and cancelled on 30 September 2014
- Westpac is not impacted by APRA announcement confirming treatment of external debt held in intermediate holding companies

Key capital ratios (%)	Dec-13	Mar-14	Jun-14
Common equity tier 1 capital ratio	8.3	8.8	**8.3**
Additional tier 1 capital	1.5	1.5	**1.7**
Tier 1 capital ratio	9.8	10.3	**10.0**
Tier 2 capital	1.5	1.8	**1.7**
Total regulatory capital ratio	11.3	12.1	**11.7**
Risk weighted assets ($bn)	320.9	322.5	**331.4**
Common equity tier 1 capital ratio (BCBS[2])	10.6	11.3	**10.6**

Common equity tier 1 capital ratio[1] (%)



6.9
7.4
7.2
7.7
7.5
8.2
8.3
8.7
8.4
9.1
8.3
8.8
8.3
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Sep-13
Dec-13
Mar-14
Jun-14

Common equity tier 1 capital ratio (% and bps)



8.3
106
68
16
43
10.6
233bps
30 Jun 14 APRA Basel III
Concessional thresholds
Mortgage LGD floor (min 20% v 10%)
IRRBB RWA
Other[3]
30 Jun 14 BCBS Basel III

1 All numbers prior to Mar-13 are on a pro-forma Basel III basis. 2 BCBS is Basel Committee on Banking Supervision. No changes have been made to the fully harmonised Basel III calculations compared to prior periods. 3 Other includes the treatment of specialised lending.

Westpac Group Capital & Asset Quality Update (Pillar 3) June 2014 | August 2014 3

Westpac GROUP

Total RWA up $8.9bn (up 3%) with the rise due to Credit RWA Credit RWA up $9.4bn (up 3%) principally due to institutional transactions including infrastructure and property investment Corporate RWA up $1.7bn Specialised lending RWA up $4.6bn High portion of increased exposures (Corporate and specialised lending) due to undrawn commitments Mark to market related credit risk up $1.1bn Non-credit RWA $0.5bn lower $2.1bn reduction in interest rate risk in the banking book (IRRBB) RWA from higher embedded gain and reduced interest rate exposure Small rise in market risk RWA, up $0.3bn $1.3bn rise in RWA for other assets, mostly seasonal Exposure at default (EAD) up $26.8bn (up 3%) with $19.8bn growth in on-balance sheet exposures and $7bn rise in off-balance sheet exposures. EAD movements included Good growth in corporate and specialised lending categories up $8bn Mortgages up $8bn (growing at system for 3Q14) Higher sovereign exposures up $9bn reflecting increased liquid assets at 30 June 2014 Rise in risk weighted assets from increased institutional activity 4 Movements in RWA ($bn)

Asset quality continues to improve

- Stressed assets to total committed exposures (TCE) down 7bps, to 1.30% with all categories of stress lower
  - Value of stressed exposures down $254m (2%)
  - Impaired assets/TCE down 3bps
  - 90+ days past due/TCE down 1bp
  - Watchlist & substandard/TCE down 3bps
- New and increased impaired assets continued to fall and, combined with further work-outs, contributed to a $175m fall in impaired assets. The ratio of impaired assets to gross loans has now fallen to 0.47% from 0.51%
- Stress in the commercial property portfolio continued to reduce, down from 3.0% at 1H14 to 2.5% at 3Q14, reflecting both continued improvements in asset markets and portfolio growth
- Strong provisions and coverage
  - Collectively assessed provisions up $22m with no change to economic overlays
  - Ratio of collectively assessed provisions to credit RWA down 2bps to 95bps, mostly from strong growth in credit RWA
  - The more modest reduction in specific provisions (down $76m) relative to the fall in impaired assets led to a further rise in the ratio of specific provisions to impaired assets to 47%
  - Total provisions $3,737m

Stressed exposures as a % of TCE



Watchlist & substandard
90+ days past due well secured
Impaired
1.30
0.91
0.15
0.24
3.09
2.23
0.29
0.57
3.20
2.07
0.46
0.67
2.48
1.45
0.41
0.62
2.17
1.24
0.35
0.58
1.94
1.03
0.35
0.56
1.60
0.85
0.31
0.44
1.37
0.75
0.28
0.34
1.30
0.72
0.27
0.31
2008
2009
2010
2011
2012
1H13
2H13
1H14
3Q14

Provisioning coverage ratios	1H13	2H13	1H14	3Q14
Collectively assessed provisions to credit RWA	106bps	99bps	97bps	**95bps**
Collectively assessed provisions to performing non-housing loans	151bps	142bps	134bps	**133bps**
Impairment provisions to impaired assets	40%	43%	46%	**47%**
Total provisions to gross loans	80bps	73bps	67bps	**65bps**

Westpac Group Capital & Asset Quality Update (Pillar 3) June 2014 | August 2014 5
Westpac GROUP

Consumer portfolios performing well

- Westpac's consumer portfolio continues to perform well
  - High quality of the book and strong underwriting standards
  - More focused collections activities undertaken in late 2013 and 2014
  - Interest rates remaining relatively low
- Australian mortgage delinquencies little changed
  - 90+ days delinquencies up 1bp to 51bps
  - 30+ days delinquencies down 2bps to 125bps
- Australian credit card 90+ days delinquencies decreased 1bp to 98bps. Personal loan 90+ days delinquencies up 6bps to 123bps
- New Zealand consumer asset quality also remained strong
  - 90+ days mortgage delinquencies down 3bps to 26bps
  - 90+ days credit card delinquencies down 4bps to 72bps

Australian mortgages delinquencies and loss rates (%)



90+ past due
30+ past due
Loss rates
2.5
2.0
1.5
1.0
0.5
-
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Sep-13
Dec-13
Mar-14
Jun-14

Australian unsecured lending 90+ days delinquencies (%)



Credit cards
Personal loans
2.0
1.5
1.0
0.5
-
Mar-11
Jun-11
Sep-11
Dec-11
Mar-12
Jun-12
Sep-12
Dec-12
Mar-13
Jun-13
Sep-13
Dec-13
Mar-14
Jun-14

Westpac Group Capital & Asset Quality Update (Pillar 3) June 2014 | August 2014

6

Westpac GROUP

Andrew Bowden Head of Investor Relations +61 2 8253 4008 andrewbowden@westpac.com.au Leigh Short Senior Manager, Equity Investor Relations +61 2 8253 1667 lshort@westpac.com.au Jacqueline Boddy Director, Debt Investor Relations +61 2 8253 3133 jboddy@westpac.com.au Louise Coughlan Director, Investor Relations +61 2 8254 0549 lcoughlan@westpac.com.au Rebecca Plackett Manager, Retail Investor Relations +61 2 8253 6556 rplackett@westpac.com.au or email: investorrelations@westpac.com.au www.westpac.com.au/investorcentre Investor Relations Team 7 For further information on Westpac Investor Relations Team

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” including within the meaning of Section 21E of the US Securities Exchange Act of 1934. The forward-looking statements include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the expectations described in this presentation. Factors that may impact on the forward-looking statements made include those described in the section entitled ‘Risk Factors' in Westpac’s Interim Financial Report for the six months ended 31 March 2014 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this presentation. 8